Exhibit 21.1
Subsidiary
PCTEL, Inc.
PCTEL Israel Ltd.
Wireless IP Inc.
PCTEL Limited (United Kingdom)
PCTEL (Tianjin) Electronics Company Ltd.
PCTEL Private Wireless Ltd.
PCTEL Sdn Bhd
PCTEL (Shanghai) Electronics Company LTD